UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 21, 2011

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FOURTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 21, 2011, Comstock Potomac Yard, L.C. (“Comstock Potomac Yard”) a subsidiary of Comstock Homebuilding Companies, Inc. (the “Company”), entered into a settlement agreement with Balfour Beatty Construction, L.C., successor in interest to Centex Construction, (“Balfour”) whereby Comstock Potomac Yard agreed to a settlement in the total amount of $10,293,000 (the “Settlement Agreement”) in satisfaction of certain claims and a previous judgment entered in its favor in the amount of $11,963,002 in the United States District Court for the Eastern District of Virginia, Alexandria Division, entered on March 19, 2010. Balfour had previously appealed the judgment on March 25, 2010 to the United States Court of Appeals for the Fourth Circuit. The settlement was the result of a voluntary mediation process between Comstock Potomac Yard, Balfour and one of the major subcontractors on the Company’s Eclipse high rise condominium project (the Project”). The judgment resulted from litigation initiated by Comstock Potomac Yard in September of 2008 against Balfour as a result of delays in completion of the Project.

On July 26, 2011, the Company issued a press release regarding the Settlement Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release by Comstock Homebuilding Companies, Inc., dated July 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2011

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer